                                                                      EXHIBIT 15



August 13, 1998

Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas  77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended June 30, 1998 and 1997, as indicated in our report dated July 22, 1998.
Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 is incorporated by reference in Registration Statement No. 33-23328, Registration Statement No. 33- 35011, Registration Statement No. 33-45144, Registration Statement No. 33-26529, Registration Statement No. 33-26523 and Registration Statement No. 333-59349, all on Form S-8 and Registration Statement No. 33-16517 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Houston, Texas